EXHIBIT 99.1

CDK Global Appoints Eileen Martinson and Steve Schuckenbrock to Its Board of Directors

HOFFMAN ESTATES, Ill., Sept. 06, 2016 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) announced today that its board of directors has appointed two new highly qualified independent directors, Eileen J. Martinson and Stephen F. Schuckenbrock, to its board, effective immediately. With these additions, CDK expanded its board to 10 directors.

“We are pleased to have added these two accomplished, independent directors to our board. Both Eileen and Steve possess invaluable knowledge of software, sales, marketing, and operations, and we look forward to working with them as we execute our plans to enhance shareholder value,” said Leslie Brun, non-executive chairman of the board.

“Our transformation plan has gathered significant momentum, and our Board and management remain keenly focused on operational execution, capital structure, product strategy and revenue growth.  As we continue the execution of our plan and implement our strategy to connect dealers even more closely to consumers, the combined expertise of Eileen and Steve will be a valuable addition to our board,” said Brian MacDonald, chief executive officer of CDK Global.

“We are very pleased with the appointment of Eileen and Steve to the CDK board. Both are tremendously skilled and knowledgeable executives whose expertise will complement CDK’s board of directors.  Eileen has deep experience in the software industry including her current role as CEO of a highly successful Thoma Bravo company and Steve has a long history of operational roles and board positions with companies like Micro Focus and Compuware.  We are confident that their insights will be of benefit to Brian and his team as they continue to successfully implement their transformation plan,” said Jesse Cohn, senior portfolio manager at Elliott Management.

Eileen Martinson, 62, is the CEO of Sparta Systems, a leading provider of enterprise-quality management software solutions. Prior to joining Sparta Systems in 2011, she served as the COO at Allscripts. Before Allscripts, she served as EVP of global sales, services and support at Misys and served in various management positions at Oracle, SAP, Siebel Systems, Gartner, Ariba and Accenture. She has served as a director at AdvancedMD since March 2016 and Chair of the Board of Trustees at Philadelphia University since 2013. Ms. Martinson graduated from Philadelphia University with a bachelor’s degree in finance.

Steve Schuckenbrock, 56, is the CEO of CROSSMARK Inc., a leading provider of sales, marketing and merchandising services for manufacturers and retailers. Prior to joining CROSSMARK in December of 2014, he was the CEO of Accretive Health, and prior to that held numerous leadership positions at Dell.  His career also includes management positions at EDS, IBM, PepsiCo and Frito Lay. He is currently a director at Micro Focus and has served on a number of boards, including Compuware, Staples and AT Kearney. Mr. Schuckenbrock also serves on the advisory boards of Texas Christian University and Enactus, an international non-profit that enables entrepreneurial skills to students. He graduated from Elon University with a bachelor’s degree in business.

About CDK Global
With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK Global provides solutions to dealers in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK’s solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit www.cdkglobal.com.

Media Contact:
Kyle Donash
847.485.4335
kyle.donash@cdk.com

Investor Relations Contacts:
Elena Rosellen
973.588.2511
elena.rosellen@cdk.com

Jennifer Gaumond
847.485.4424
jennifer.gaumond@cdk.com